Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

New Horizon Resources LLC

AS SELLER

AND

WARWICK-ARTEMIS, LLC

AS BUYER

Executed on July 9, 2024

(i)

EXHIBITS AND SCHEDULES

Exhibit A	Arbitration Procedures
Exhibit B	Form of Assignment, Conveyance and Bill of Sale Including the associated Exhibit 1, Exhibit 2, and Exhibit 3
Exhibit C	Allocation Value
Schedule 1.21	Contracts
Schedule 1.26	Excluded Assets
Schedule 3.2	Consents, Preferential Rights
Schedule 3.3(a)	Leases
Schedule 3.3(a)(ii) Schedule 3.4(a) Schedule 3.4(b) Schedule 3.4(c)	Wells Property Agreements Imbalances Wells not in pay status
Schedule 3.4(d)	Accrued Suspense Funds
Schedule 3.5 Schedule 3.7 Schedule 3.9	Litigation Pending AFE’s and expenditures AMI

(ii)

PURCHASE AGREEMENT

This Agreement is entered into on July 9th, 2024 (the “Execution Date”), by and between NEW HORIZON RESOURCES LLC a North Dakota limited liability company (“Seller”), and WARWICK-ARTEMIS, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are sometimes referred to herein as the “Parties” and each individually as a “Party”.

RECITALS

A.          Seller owns interests in certain oil and gas leases, wells and facilities in the units located in Karnes County as further described on Schedule 3.3(a) attached hereto.

B.         Seller desires to sell and Buyer desires to acquire the Assets (as herein defined), including the leases, wells, and facilities described above, on the terms and under the conditions set forth in this Agreement.

AGREEMENT

The parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and intending to be bound, agree as set forth below:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

1.1.    Action. “Action” means any action, claim, suit, litigation, arbitration or governmental investigation, judicial, administrative or otherwise.

1.2.    AFE. “AFE” is defined in Section 3.7.

1.3.    Affiliates. “Affiliates” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

1.4.    Agreement. “Agreement” means this Purchase and Sale Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.5.    Assets. “Assets” means, the following:

(a)    the Property Agreements (as defined below), including, without limitation, the Leases;

(b)    the Claims (as defined below);

(c)    the Personal Property (as defined below);

(d)    the Wells (as defined below);

(e)    the Units (as defined below);

(f)    the Pipelines (as defined below);

(g)    the Production (as defined below);

(h)    the Contracts (as defined below); and

(i)    the Books and Records (as defined below).

1.6.    Assignment. “Assignment” means the Assignment, Conveyance and Bill of Sale executed by Seller pursuant to this Agreement and providing for, among other things, warranty of title by, through and under Seller and its Affiliates. The Assignment may be executed in multiple counterparts for recording in the various jurisdictions wherein the Assets are located. The Assignment will be substantially in the form attached hereto as Exhibit B.

1.7.    Assumed Liabilities. “Assumed Liabilities” means:

(a)    any liability or obligation arising out of or resulting from performance due on or after the Effective Time under any Property Agreement listed on Schedule 3.4(a) or the Leases;

(b)    any liability or obligation for Taxes relating to periods of time from and after the Effective Time or assessed or attributable to the Assets from and after the Effective Time (excluding (1) any interest, penalties, fines, assessments or additions attributable to the failure to timely pay and Taxes or to timely or correctly file any tax returns prior to the Closing Date, all of which liabilities and obligations are retained by Seller and (2) any income or franchise Taxes of Seller);

(c)    any liability or obligation for properly plugging and abandoning the Wells and restoring the surface areas associated with the Wells in accordance and compliance with the rules and regulations of Governmental Authorities having jurisdiction and the terms of the Leases;

(d)    all Losses attributable to Environmental Liabilities in connection with the Assets arising before, on or after the Effective Time, except to the extent arising out of, in connection with, or due to a breach of Seller’s representations and warranties in this Agreement; and

(e)    any liability or obligation related to the nonpayment (on or after the Closing Date) of the Suspense Funds delivered to Buyer at Closing, shown on Schedule 3.4(d)

1.8.    Base Purchase Price. “Base Purchase Price” is defined in Section 2.2.

1.9.    Books and Records. “Books and Records” means, in whatever form or media expressed, all books, records, files or copies thereof, in Seller’s possession relating directly to the Assets, including, without limitation, geological, plats, surveys, maps, cross sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, division of interest records, division orders, lease files, land files, well files, contract and Surface Rights files, title opinions, and abstracts, lease operating statements and other accounting information, gas marketing information and gas balancing information but excluding all Tax Returns and excluding all geophysical and seismic records to the extent and only to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer.

1.10.    Business Day. “Business Day” means any day other than (i) a Saturday or Sunday; or (ii) a day on which commercial banks in New York, New York or Houston, Texas, are closed.

1.11.    Buyer. “Buyer” is defined in the introductory paragraph.

1.12.    Buyer Claim. “Buyer Claim” means a claim for indemnification by Buyer pursuant to Section 8.2(b).

1.13.    Buyer Claim Notice. “Buyer Claim Notice” is defined in Section 8.2(b).

1.14.    Buyer Indemnified Party. “Buyer Indemnified Party” is defined in Section 8.2(a).

1.15.    Claims. “Claims” means all claims and causes of action in favor of the Seller arising with respect to the Assets occurring after the Effective Time but excluding any such claims or causes of action attributable to any Retained Liabilities.

1.16.    Closing. “Closing” means the closing of the transactions contemplated herein: (a) held at 10:00 a.m., local time, on the Closing Date, at the offices of Seller in Houston, Texas, or such other location as the Parties may mutually agree in writing or (b) via remote/electronic methods mutually acceptable to the Parties.

1.17.    Closing Date. “Closing Date” means the earlier of: (i) Wednesday, July 31, 2024 or (ii) such other date as the parties may mutually agree in writing.

1.18.    Code. “Code” means the Internal Revenue Code of 1986, as amended.

1.19.    Commission. “Commission” means the Texas Railroad Commission.

1.20.    Consent Period. “Consent Period” is defined in Section 7.3(a).

1.21.    Contracts. “Contracts” means all contracts, agreements and instruments by which the Assets are bound, or to which the Assets are subject, but in each case only to the extent applicable to the Assets and not the Excluded Assets or other properties of Seller or its Affiliates not included in the Assets, including operating agreements, unitization, pooling and communization agreements, declarations and orders, pre-pooling agreements, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, marketing, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, and further including those agreements and instruments identified on Schedule 1.21 (hereinafter collectively referred to as the “Contracts”), provided that “Contracts” shall exclude (i) any master service agreements, and (ii) the instruments constituting the Leases and Property Agreements.

1.22.    Corporate and Tax Provisions. “Corporate and Tax Provisions” is defined in Section 8.1(b).

1.23.    Effective Time. For purposes of this Agreement, “Effective Time” means 7:00 a.m. Central prevailing time on April 1, 2024.

1.24.    Environmental Laws. “Environmental Laws” means any and all Laws, regulations or other requirements issued by a Governmental Authority, relating to public health or safety, or to pollution or protection of the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state laws implementing or analogous to the foregoing federal laws, and all other laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes.

1.25.    Environmental Liabilities. “Environmental Liabilities” means all liabilities that relate to the Assets with respect to the environment, whether or not caused by a breach of any Environmental Laws and whether or not resulting from operations conducted by Seller or any other party with respect to the Assets, including without limitation, liabilities related to the environment arising from:

(a)    Transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;

(b)    Release, spill, escape or emission of toxic or hazardous substances;

(c)    Any other pollution or contamination of or damage to the environment;

(d)    Damages and losses suffered by third parties (other than Seller’s employees and contractors) including without limitation, damage to property, personal injury and death); and

(e)    Obligations to take action to prevent or rectify damage to or protect the environment.

For purposes of this Agreement, the “environment” means the air, the surface and subsurface of the earth, bodies of water, (including without limitation, rivers, streams, wetlands, lakes and aquifers) and plant and animal life.

1.26.    Excluded Assets. “Excluded Assets” means the following assets, which will be retained by Seller at Closing:

(a)    (i) all trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time, and (iii) funds attributable to third parties for Production prior to the Effective Time except Suspense Funds;

(b)    except to the extent Buyer has assumed any liabilities related thereto, all claims and causes of action of Seller (other than Claims) (i) arising from acts, omissions, or events, or damage to or destruction of property occurring prior to the Effective Time; or (ii) affecting any of the other Excluded Assets;

(c)     all rights, titles, claims, and interests of Seller (other than Claims) arising prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance proceeds or awards;

(d)    all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time;

(e)    claims of Seller for refund of, or loss carry forwards with respect to (i) production, ad valorem, property, severance, excise, or any other Taxes attributable to the Assets during any period prior to the Effective Time, (ii) income or franchise taxes imposed on Seller or its Affiliates, or (iii) any other Taxes attributable to any of the other Excluded Assets;

(f)    except to the extent Buyer has assumed any liabilities related thereto, all amounts due or payable to Seller as adjustments or refunds under any contracts, with respect to periods prior to the Effective Time, specifically including (i) credits, adjustments, or refunds under any order, act, statute, rule, law, or regulation, and (ii) amounts recoverable from audits under operating agreements, but excluding all rights and interests with respect to Imbalances as of the Effective Time;

(g)    all amounts due or payable to Seller as adjustments to insurance premiums related to any period prior to the Effective Time;

(h)    all proceeds, benefits, income, or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time ; and (ii) any of the other Excluded Assets;

(i)    any seismic, geochemical, and geophysical information and data, licensed by unaffiliated third parties to Seller and not authorized to be transferred to Buyer;

(j)    all of Seller’s and its affiliates’ intellectual property, including proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos, but not including proprietary seismic, geochemical, and geophysical information and data;

(k)    any Personal Property, including but not limited to pipelines, fixtures, tanks, or equipment, located on the Assets that belong to third parties (other than affiliates of Seller), such as lessors or purchasers of Hydrocarbons;

(l)    any Property Agreement the transfer of which to Buyer is prohibited by any bona fide third party restriction or legal requirement and of which the necessary consents to transfer are not obtained as contemplated by Section 7.3;

(m)    all documents of Seller that may be protected by an attorney-client privilege (other than title opinions and related title work);

(n)    all SCADA and similar data communication devices, all software and licenses related thereto (the “Radio Equipment”); and

(o)    the assets described on Schedule 1.26.

1.27.    Execution Date. “Execution Date” is defined in the introductory paragraph.

1.28.    Final Settlement Statement. “Final Settlement Statement” is defined in Section 2.6(a).

1.29.    Final Settlement Date. “Final Settlement Date” is defined in Section2.6 (c)

1.30.    Governmental Authority. “Governmental Authority” means any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

1.31.    Hazardous Substances. “Hazardous Substances” means any substance or material which, if present in the environment could, under applicable law, require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive (including naturally occurring radioactive materials), dangerous, or otherwise regulated by, or form the basis for liability under, any Environmental Laws including but not limited to any polluting substances, hazardous wastes under RCRA, hazardous substances under CERCLA, toxic substances under TSCA, hazardous materials under HMTA, or comparable materials or classification under any other of the Environmental Laws.

1.32.    Hydrocarbons. “Hydrocarbons” means oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons, and products refined therefrom.

1.33.    Imbalances. “Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to gas produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements.

1.34.    Knowledge. “Knowledge” means, with respect to Seller, the actual knowledge after due inquiry of any employee of Seller who has any supervisory or managerial authority with respect to any of the Assets.

1.35.    Laws. “Laws” means any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, all of the foregoing as in effect on the date hereof.

1.36.    Lease. “Lease” (individually) and “Leases” (collectively) means only, the oil, gas, and/or mineral leases, subleases and other leaseholds, carried interests, mineral fee interests, overriding royalty interests, nonparticipating royalty interests, reversionary rights, farmout rights, options, and other properties and interests that are payable out of production of Hydrocarbons, in each case, and owned by Seller and described on Schedule 3.3(a) .

1.37.    Lease Burdens. “Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Leases or production therefrom, that are included in the burdens disclosed to Buyer prior to Closing or in documents filed of record prior to the Effective Time.

1.38.    Liens. “Liens” means any lien, charge, encumbrance, or similar contractual right.

1.39.    Losses. “Losses” is defined in Section 8.2(a).

1.40.    Maximum Indemnity Amount. “Maximum Indemnity Amount” is defined in Section 8.4.

1.41.“    Material Adverse Effect” means any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) has or would be reasonably likely to result in, damages equal to or greater than 5% of the unadjusted Purchase Price on the ownership or operation of the Assets, in each case as currently owned and operated and taken as a whole, or (b) materially and adversely effects the ability of the applicable party to consummate the transaction or would reasonably be expected to do so.

1.42.    Net Revenue Interest. “Net Revenue Interest” means the decimal ownership of the lessee/Seller in production from a Lease, after deducting all applicable Lease Burdens.

1.43.    Operated Wells. “Operated Wells” means the Wells operated by Seller.

1.44.    Permitted Encumbrances. “Permitted Encumbrances” means: (a) Liens, including without limitation, materialmen’s, mechanic’s, repairmen’s, employee’s, contractor’s, operator’s, Tax and other similar Liens arising pursuant to operations or in the ordinary course of business incidental to construction, maintenance, or operation of the Leases, so long as such Lien is discharged at or prior to Closing; (b) Lease Burdens that do not operate to reduce the Net Revenue Interest of Seller in any Lease, Unit, or Well to an amount less than that shown on Schedule 3.3(a)(ii) for such Lease, Unit, or Well; (c) all rights to consent by, required notices to, and filings with or other actions by Governmental Authorities, if any, in connection with the change of ownership or control of an interest in any Lease; (d) easements in respect of surface operations, pipelines, or the like and easements on, over or in respect of the Leases that are not such as to interfere materially with the operation or use of the Leases or Wells; (e) all applicable Laws, rules and orders of any Governmental Authority; and (f) inchoate Liens for Taxes not due and payable before the Closing Date.

1.45.    Person. “Person” means any individual, partnership, joint venture, trust, corporation, limited liability company, members, managers, equity investors or other legal entity.

1.46.    Personal Property. “Personal Property” means all of Seller’s interest in all of the tangible personal property, fixtures and improvements now and as of the Effective Time on, appurtenant to or used solely in connection with or acquired for use in connection with the Assets or with the production, treatment, storage, sale or disposal of Hydrocarbons, water or other minerals or substances produced from the Leases, Units or Wells, including, without limitation, all Wells, wellhead equipment, fixtures, casing and tubing, all production, storage, treating, compression, dehydration, delivering, salt water disposal and pipeline fixtures, and other facilities of every kind, character and description, used or usable solely in connection with the production, treatment, storage, delivery, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Assets, excluding, however, any wells, personal property and equipment listed on Schedule 1.26.

1.47.    Pipelines. “Pipelines” means, other than the Excluded Assets, any and all leases, right-of-way agreements, easements used or held for use primarily in connection with the operation of the Assets, including but not limited to, all associated pipe, valves, gas treating plants, gas processing plants, and all other associated installed personal property related to the Assets;

1.48.    Preliminary Settlement Statement. “Preliminary Settlement Statement” is defined in Section 2.5(a).

1.49.    Production. “Production” means all of Seller’s right, title and interest in the Hydrocarbons produced from the Leases, Units, and Wells, and the accounts and proceeds from the sale thereof to the extent the Production has been produced, or accrued, or is held on the Leases, Units, or Wells, or in the tanks from and after the Effective Time.

1.50.    Properties. “Properties” means the lands associated with and subject to the Leases, Units, and Wells to the extent, and only to the extent, that such lands have been used in connection with the exploration or drilling for, or production of, Hydrocarbons under the terms of the Leases. “Property” refers to any one of the Properties, individually.

1.51.    Property Agreements. “Property Agreements” means, the Leases, pooling and unitization agreements, hydrocarbon purchase and sale contracts and transportation agreements, farmouts, joint operating agreements, surface leases, and similar agreements affecting the Assets and identified on Schedule 3.4(a).

1.52.    Property Costs. “Property Costs” means, determined without duplication, (i) capital expenditures incurred in the ownership or operation of the Assets, (ii) where applicable, such costs and capital expenditures charged in accordance with the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, or if none, charged to the Assets on the same basis as charged on the date of this Agreement, and (iii) overhead costs charged to the Assets under the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument by unaffiliated third parties, and (iv) obligations to pay working interests, royalties, overriding royalties, or other Suspense Funds, all of which are addressed elsewhere in this Agreement. For the purposes of calculating the adjustments to the Purchase Price under Section 2.3, Property Taxes, right-of-way fees, insurance premiums and Property Costs (excluding delay rentals, lease bonuses, minimum royalties, option payments, lease extension payments and shut-in royalties) that are paid periodically or otherwise cover services or deliveries for a period shall be prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time, except that production, severance, and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sales, as applicable, before, or at and after, the Effective Time. Subject to the preceding sentence, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when goods are delivered, or when the work is performed.

1.53.    Property Taxes. “Property Taxes” means ad valorem, production, severance, property, excise, and other similar taxes.

1.54.    Purchase Price. “Purchase Price” is defined in Section 2.4(a).

1.55.    Referral Firm. “Referral Firm” means the American Arbitration Association’s Houston, Texas office.

1.56.    Required Consents. “Required Consents” is defined in Section 7.2(a).

1.57.    Retained Liabilities. “Retained Liabilities” means all liabilities and obligations arising from the ownership, operation or use of the Assets prior to the Effective Time by Seller, whether such liabilities or obligations relate to payment, performance or otherwise, other than the Assumed Liabilities and shall include (a) personal or bodily injury, illness, or death, intentional torts, gross negligence or willful misconduct to any employee or any other person related to the Properties or the operations thereon prior to the Closing Date, (b) pending or threatened litigation related to the Properties (or a portion thereof) as of the Closing (whether disclosed or not), (c) offsite disposal of hazardous materials, (d) claims asserted by royalty owners, working interest owners and others to whom Seller has remitted or owed Hydrocarbons or production proceeds with respect to the sale of Hydrocarbons produced from, attributable or allocated to Properties prior to the Closing Date, (e) joint interest billing and similar audits for operating and capital expenditures related to the Properties incurred prior to the Closing, (f) claims based on breach of contract by Seller or its Affiliates prior to the Closing Date, (g) fines or penalties imposed against Seller or Operator by any Governmental Authority for actions or omissions of Seller prior to the Closing Date, (h) any indebtedness of Seller for borrowed money, including any indebtedness secured by a lien on any of the Properties, (i) obligation for compensation of reimbursement to any of Seller’s current or former employees for work performed, including any obligations to the extent related to or arising under any employee benefit plan, express or implied contract, wages, bonuses, commissions or severance benefits, and (j) indemnification, contribution, or reimbursement with respect to matters included in the Retained Obligations, whether arising under contract, by operation or law or otherwise

1.58.    Seller. “Seller” is defined in the introductory paragraph. When used herein, the term Seller may also mean each of the Persons constituting Seller individually, as appropriate to the context in which the term is used.

1.59.    Seller Claim. “Seller Claim” means a claim to indemnification by Seller pursuant to Section 8.3(a).

1.60.    Seller Claim Notice. “Seller Claim Notice” is defined in Section 8.3(b).

1.61.    Seller Indemnified Party. “Seller Indemnified Party” is defined in Section 8.3(a).

1.62.    Surface Rights. “Surface Rights” means all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and Governmental Authorizations appurtenant to, or used or held for use in connection with the Assets, but in each case only to the extent applicable to the Assets and not to the Excluded Assets or other properties of Seller or its Affiliates not included in the Assets(hereinafter collectively referred to as the “Surface Rights”)

1.63.    Suspense Funds. “Suspense Funds” means proceeds of production and associated penalty and interest in respect to any of the Properties that are payable to Third Parties and are being held in suspense by Seller as the operator of such Properties, excluding funds due and payable to any Governmental body under unclaimed property laws, and excluding minimum payment amounts that are being held by the Seller until the amount is large enough to send out a payment with amounts accrued listed on Schedule 3.4(d).

1.64.    Taxes. “Taxes” means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authority, including any interest, penalties, fines, assessments or additions imposed with respect to the foregoing.

1.65.    Tax Returns. “Tax Returns” means any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority, with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

1.66.    Transaction Documents. “Transaction Document” or “Transaction Documents” means, collectively, this Agreement, the Assignment, and/or any other document executed in connection with this Agreement.

1.67.    Units. “Units” means the units located in Karnes County, Texas, as further described on Schedule 3.3(a) attached hereto.

1.68.    Well. “Well” (individually) or “Wells” (collectively) means the oil or gas wells specifically identified on Schedule 3.3(a)(ii), and includes the Operated Wells.

1.69.    Working Interest. “Working Interest” means that interest which bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a decimal.

ARTICLE II
PURCHASE AND SALE

2.1.    Purchase and Sale.

(a)    At the Closing, but effective as of the Effective Time, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Assets; provided, however, the Excluded Assets are not a part of the Assets and will not be conveyed or purchased hereunder, but will be excluded from this transaction.

(b)    At the Closing, Buyer shall assume and become obligated to pay, perform, or otherwise discharge the Assumed Liabilities.

(c)    Notwithstanding anything herein to the contrary, Buyer shall not acquire any right or interest in any properties of Seller other than the Assets or in any proceeds of production produced and sold from the Assets prior to the Effective Time or in any payments due Seller for production from the Assets prior to the Effective Time.

2.2.    Purchase Price. The base purchase price (the “Base Purchase Price”) will be U.S. six million dollars and no 100’s (U.S. 6,000,000.00), paid in cash as hereafter provided. Upon Seller’s acceptance of this Agreement, Buyer will pay a deposit equal to Ten Percent (10%) of the Base Purchase Price (the “Deposit”) to be deposited with an escrow agent to hold and dispersed pursuant to an escrow agreement. If Closing occurs, the Deposit shall be applied towards the adjusted Purchase Price at Closing. Seller may terminate this Agreement if (i) Buyer is in breach of any of its covenants, representations, and warranties contained herein as of the date of Closing and such breach would have a Material Adverse Effect; or (ii) if Closing does not occur as provided in Article VI, provided that failure to Close by such date is not the fault of Seller and Seller stands, ready, willing, and able to Close, and if Seller is not then in breach of its representations and warranties contained herein, then Seller may retain the Deposit as liquidated damages in lieu of all other damages and as the Seller's sole remedy in such event, and neither party shall have any further obligation to the other party. Buyer may terminate this agreement if (i) Seller is in breach of any of its covenants, representations, and warranties contained herein as of the date of Closing and such breach would have a Material Adverse Effect; or (ii) if Closing does not occur as provided in Article VI, provided that failure to Close by such date is not the fault of Buyer and Buyer stands, ready, willing, and able to Close, and if Buyer is not then in breach of its representations and warranties contained herein, then Buyer may obtain a refund of the Deposit as liquidated damages in lieu of all other damages as the Buyer’s sole remedy in such event, and neither party shall have any further obligation to the other party, in which case Seller shall return the Deposit to Buyer within five Business Days.

2.3.    Adjustments to Base Purchase Price.

(a)    To determine the Purchase Price (as herein defined), the Base Purchase Price shall be increased by the following amounts in accordance with GAAP and COPAS standards:

(i)    the amount of all ad valorem, production, severance, property or similar Taxes paid by Seller and relating to the Assets for periods from and after the Effective Time, calculated in a similar fashion as set forth in Section 2.3(b)(i);

(ii)    the aggregate amount of any and all operating costs paid by Seller that relate to the Assets for periods from and after the Effective Time (excluding amounts for which the Base Purchase Price is increased pursuant to Section 2.3(a)(i) above), including, but not limited to, lease operating expenses, transportation and marketing expenses, lease payments, severance and production Taxes and producing overhead rates;

(iii)    the aggregate amount of any and all capital expenditures actually made by Seller or on Seller’s behalf in accordance with the terms of this Agreement and that relate to the Assets for periods from and after the Effective Time; and

(iv)    any other amount agreed upon by the parties in writing.

(b)    To determine the Purchase Price, the Base Purchase Price shall be decreased by the following amounts:

(i)    the amount of all of Seller’s unpaid ad valorem, production, severance, property or similar Taxes relating to the Assets, to the extent that such unpaid Taxes relate to periods of time before the Effective Time (to the extent that any such amount has not been finally determined by Closing or any other date of determination, such amount will be estimated based upon the amount paid for the previous year for the same Asset or Assets). Such Taxes with respect to a period which the Effective Time splits shall be prorated based on the number of days in such period which fall on each side of the Effective Time; provided however, to the extent that such Taxes are computed based on the production from the Assets, such Taxes shall be prorated between the parties based on the period in which such Production which is the basis for such calculation occurs, in the same manner as the parties are entitled to receive (or be credited with) such production pursuant to the terms hereof;

(ii)    amounts equal to all revenues (net of royalty, overriding royalty payments and similar such payments) collected by Seller that are attributable to Production from the Assets (but not taking into account any hedges) and relating to periods of time from and after the Effective Time;

(iii)    amount equal to the Deposit;

(iv)    Suspense Funds;

(v)    and

(vi)    any other amount agreed upon by the parties in writing.

2.4.    Procedure for Determination and Payment of Purchase Price.

(a)    The amount of money to be paid by Buyer in consideration of the sale and delivery of the Assets to Buyer in accordance with this Agreement will be determined by adding to or subtracting from the Base Purchase Price, as applicable, each adjustment to be made to the Base Purchase Price pursuant to Sections 2.3(a) and 2.3(b) (the Base Purchase Price, as so adjusted, will be referred to herein as the “Purchase Price”).

2.5.    Preliminary Settlement Statement.

(a)    Seller shall prepare and deliver to Buyer, not later than 3:00 p.m. Central Standard Time on the date that is 5 Business Days prior to the Closing Date, a statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of each adjustment, together with reasonable supporting documentation, to be made in accordance with Sections 2.3(a) and (b). Buyer may dispute in good faith Seller’s estimate of the amount of such adjustments by delivering to Seller written notice of any disputes no later than 5:00 p.m., Central Standard Time on the date that is 3 Business Days prior to the Closing Date. The Parties shall use commercially reasonable efforts to resolve any such dispute prior to Closing; provided however, that any and all amounts so disputed or other adjustments claimed by Seller and not resolved by mutual agreement of the Parties prior to Closing shall be resolved in accordance with Section 2.6 and Closing shall occur with payment of the Purchase Price less the amount of the disputed items.

(b)    After the Closing, the Purchase Price shall be subject to further adjustment pursuant to Section 2.6, and neither Seller’s delivery of an estimate of adjustments pursuant to this Section 2.5, the delivery of a dispute notice by Buyer pursuant to this Section 2.5, nor the failure to deliver any such dispute notice shall bar any such further adjustments pursuant to Section 2.6.

2.6.    Final Settlement Statement.

(a)    On or before the 90th day after the Closing, Seller shall prepare and deliver to Buyer in accordance with this Agreement, a statement (the “Final Settlement Statement”) setting forth:

(i)    Seller’s calculation of the final adjustments to be made to the Base Purchase Price pursuant to Section 2.3; and

(b)    Within 30 days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and the reasons for those changes. The parties shall attempt to agree to the amounts due pursuant to such adjustments, including any disputed amounts, no later than 90 Business Days after Buyer’s receipt of the Final Settlement Statement.

(c)    The date that is the later of: (i) the 90th day following Buyer’s receipt of the Final Settlement Statement; or (ii) the date on which the last of all disputed adjustments, if there are any, is settled, will be the “Final Settlement Date.” No later than five Business Days after the Final Settlement Date, the Party owing the greater amount in accordance with the approved Final Settlement Statement must pay the other Party the net difference, by wire transfer of immediately available funds.

(d)    The parties will, and will cause their representatives to, cooperate and assist in the preparation of the Final Settlement Statement and the conduct of the reviews and audits referred to in this Section 2.6, including but not limited to making available books, records and personnel as reasonably required.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1.    Organization. Seller represents and warrants to Buyer that:

(a)    it is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of North Dakota;

(b)    it has full corporate power and authority to conduct its business as it is now being conducted and to own the Assets (or to lease those Assets leased by it) and enter into and perform this Agreement and the other Transaction Documents;

(c)    it is in good standing and qualified to do business in Texas and in each other jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby;

(d)    the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action on the part of Seller, and no further corporate actions on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement, and all of the other documents or instruments required to be executed and delivered by Seller at Closing have been, or at Closing will be, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) are, or will be at Closing, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

3.2.    No Violation or Conflict; Consents; Preferential Rights. To Seller’s Knowledge, Seller represents and warrants to Buyer that:

(a)    Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement, the other Transaction Documents, and all of the other documents and instruments contemplated hereby to which such Seller is a party does not and will not:

(i)    conflict with, violate or breach any Laws, judgment, order or decree binding on Seller or otherwise affecting the Assets in which Seller has an interest, or result in a breach of, or default under, or result in the creation of any Lien on, the organizational documents of Seller (as applicable), or any material contract to which Seller is a party or by which it or Seller’s interest in the Assets is bound or affected; or

(ii)    give any party to any of the Property Agreements to which Seller is a party, or by which Seller is bound, any right of termination, breach, cancellation, acceleration or modification thereunder.

(b)    Except as set forth on Schedule 3.2, there are no:

(i)    preferential rights to purchase any of Seller’s interest in the Assets;

(ii)    rights of first refusal with respect to any of Seller’s interest in the Assets; or

(iii)    notices, approvals, filings or consents required by any Governmental Authority or other third party in order to validly assign any of Seller’s interest in the Assets.

(iv)    Consents or other restrictions on assignment, including for consents from third parties to any assignment (in each case) that are necessary in connection with the transfer of the Assets or the consummation of the transaction contemplated by this Agreement by Seller.

(c)    Except as set forth on Schedule 3.2, there are no Liens on any of Seller’s interest in the Assets, other than matters included in the definition of Permitted Encumbrances.

3.3.    Title. Seller represents and warrants to Buyer that:

(a)    Schedule 3.3(a) is a list of the Leases and includes for each Lease: (i) recordation information in the applicable public records; (ii) a description of the gross and net number of acres of land covered by the Lease (iii) lessor and lessee names;

(b)    Schedule 3.3(a)(ii) sets forth:

(i)    a complete list of the Wells being transferred to Buyer as a result of this transaction;

(ii)    Seller’s Working Interest and Net Revenue Interest in each Well; and

(iii)    the operator of each Well.

3.4.    Property Agreements. Seller represents and warrants to Buyer that:

(a)    Schedule 3.4(a) lists the Property Agreements, other than the Leases (which are set forth on Schedule 3.3(a)). To Seller’s Knowledge, the Property Agreements set forth on Schedule 3.4(a) affecting the Assets: (i) are in full force and effect as to all provisions required to operate the Leases, Wells, and Units in a manner consistent with Seller’s current operations, and (ii) neither Seller nor any other party to any such Property Agreement is in breach of any of its material obligations thereunder.

(b)    To Seller’s Knowledge, the Leases (which are set forth on Schedule 3.3(a)) are in full compliance with all pooling provisions or have a valid pooling agreement, production sharing agreement or other similar agreement with respect to any Well that crosses more than one Lease or tract, in each case, to the extent such Well (1) does not constitute a breach of any underlying Lease, and (2) has been permitted by any applicable Governmental Authority and, in each case, and no their party has delivered a written notice disputing such allocation or such failure.

(c)    Except as disclosed on Schedule 3.4(b), there are no wellhead Imbalances.

(d)    Except for those Wells listed in Schedule 3.4(c), Seller is in pay status with respect to each Well and is receiving revenues on a current basis with respect to each Well.

(e)    No default exists in the performance of any obligation of Seller under the Leases that would entitle the lessor thereunder to cancel or terminate any such Leases, and, to Seller’s knowledge, no party to any Lease or any successor to the interest of such party has filed or threatened in writing to file any action to terminate, cancel, rescind, or procure judicial reformation of any such Lease.

(f)    All royalties and other payments to third parties out of production have been timely paid, except Suspense Funds and set forth, by Well, on Schedule 3.4(d).

3.5.    Litigation. Seller represents and warrants to Buyer that, except as set forth on Schedule 3.5, there is no Action, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of Seller, threatened against Seller’s interest in the Assets. There are no Actions pending, or to Sellers’ knowledge, threatened in writing, by or against Sellers or any of their respective Affiliates questioning the validity of or seeking to prevent the consummation of the transactions contemplated by this Agreement or which are reasonably likely to materially impair or delay Sellers’ ability to perform their obligations under this Agreement.

3.6.    Taxes. Seller represents and warrants to Buyer that:

(a)    There are no Liens for Taxes on Seller’s interest in the Assets, except for Taxes not yet due, and there is no unpaid Tax payable by such Seller for which Buyer would become liable by reason of purchasing the Assets hereunder. Such Seller has filed or will file all federal, state, local and other Tax reports and returns required to be filed by such Seller in connection with its ownership or operation of the Assets.

(b)    None of the Assets are subject to any tax partnership, as defined in Section 761 of the Code.

(c)    Seller is not a nonresident alien or foreign corporation (as those terms are defined in the Code).

3.7.    Commitments. Seller represents and warrants that except as set forth on Schedule 3.7, there are no pending authorizations for expenditures (“AFEs”) or other capital commitments or expenditures in excess of $100,000.00 per activity, net to Seller, with respect to any drilling or other operations to be conducted on the Assets.

3.8.    Commissions. Seller represents and warrants that Buyer shall have no obligation or liability for any broker commission, finder’s fee or similar arrangement with respect to this transaction.

3.9.    Area of Mutual Interest and Other Agreements. The Assets are not subject to any areas of mutual interest or similar agreements except as set forth on Schedule 3.9.

3.11.    Sales of Production. Seller has not, within 120 days of the date of this Agreement, sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Assets, other than (a) production sold in the ordinary course of Seller’s business, and (b) equipment which was worthless, obsolete or replaced by equipment of equal suitability and value.

3.12.    Take or Pay Arrangements. Seller has not received any prepayments or buydowns, or entered into any take or pay arrangements, such that Seller is obligated after the Effective Time or will be obligated after Closing to make deliveries of oil and/or gas from the Assets without receiving full payment therefor, or make refunds of amounts previously paid under such contracts or arrangements.

3.12.    Environmental Matters.    (a)To Seller’s Knowledge, the Assets have been and are being operated in material compliance with all Environmental Laws;

(b)    Seller has not been notified in writing by any Governmental Authority or third-party that any of the Assets is the subject of any investigation or inquiry by any Governmental Authority or other third-party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Substances or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substances or investigation or inquiry remains unresolved as of the date hereof;

(c)    Neither Seller, nor, to Seller’s Knowledge, any other person has filed any notice under any federal, state or local law indicating that (i) Seller is responsible for the improper release and to the environment, or the improper storage or disposal, of any Hazardous Substances or (ii) any Hazardous Substances improperly stored or disposed of upon the assets;

(d)    To Seller’s Knowledge, Seller does not have any material liability (contingent or otherwise) in connection with (i) the release or threatened release into the environment at, beneath or on the Assets or (ii) the storage or disposal of any Hazardous Substances thereon;

(e)    To Seller’s Knowledge, Seller has not received in writing any claim, complaint, notice, inquiry or request for information from any Governmental Authority involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Laws or regarding current or potential liability under any Environmental Laws or any personal injury, property damage or natural resource damage claim relating to operations or conditions of the Pipelines or the other Assets (including offsite release of any Hazardous Substances from the Pipelines or the Leases);

(f)    To Seller’s Knowledge, no Asset is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or clean up;

(g)    To Seller’s Knowledge, Seller is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has not directly transported, any Hazardous Substances to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Assets for remedial work, damage to natural resources or personal injury, including claims under CERCLA; and

(h)    There are no sites, locations or operations with respect to the Pipelines or the other Assets at which the Seller is obligated to undertake, is currently undertaking, any remedial or response action relating to any disposal or release, as required by other Environmental Laws.

3.13.    Compliance with Laws. To the knowledge of Seller, Seller and each third party operator of any of the Assets is in possession of all material permits necessary to own, lease and operate such Assets and to carry on its business with respect to the Assets as it is now being conducted, and there is no action proceeding or to Seller’s Knowledge, investigation pending or threatened regarding suspension or cancellation of any of the permits. To Seller’s Knowledge, the Assets are not in conflict with or in default or violation of any law to which any of the Assets is bound or subject.

3.14.    Wells. To Seller’s Knowledge, all wells have been located, drilled and completed in substantial compliance with all laws applicable thereto. There is no Well that Seller is currently and presently obligated by Law or Contract to plug and abandon under the terms of any Law or Contract.

3.15.    Intellectual Property. Seller does not own or use any intellectual property in the ownership and operation of the Assets. Seller has received no written notice, and had no knowledge, of any infringement or unauthorized or unlawful use of any intellectual property by Seller or any allegation that Seller’s use of such intellectual property has infringed similar properties of others.

3.16.    Hedging Arrangements. The Assets are not subject to any oil sales, gas sales, gathering or transportation contracts which include provisions for hedging, price, risk management or other such financial arrangements or transactions which will affect or burden the Assets from and after the Closing Date.

3.17.    Equipment. All equipment situated upon or connected to presently producing wells and included within the Assets is in good working condition and Seller has unencumbered title thereto.

3.18.    Condemnation. There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

3.19.    Affiliate Transactions. Seller is not a party to any contracts or agreements with its affiliates pertaining to the ownership or operation of the assets.

3.20.    Temporarily Abandoned Wells. Seller is in compliance with all mechanical integrity testing obligations in connection with temporarily abandoned wells.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER

4.1.          Organization. Buyer hereby represents and warrants to Seller that Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware. Buyer is, or at the time of Closing will be, duly qualified as a foreign limited liability company in good standing in the jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby.

4.2.          Authorization. Buyer hereby represents and warrants to Seller that Buyer has full entity power and authority to execute, deliver and perform this Agreement and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. Buyer’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite entity action. This Agreement and all agreements or instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto have been or will be duly executed and delivered by Buyer, and this Agreement and all agreements and instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto constitute and will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

4.3.          Noncontravention. Buyer hereby represents and warrants to Seller that the execution, delivery and performance by Buyer of this Agreement and each agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (i) conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any Lien under or pursuant to, any provision of Buyer’s organizational documents or any applicable Laws, or any finding, order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer or its assets may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authority, or any other person or entity, except for filings or approvals customarily acquired after conveyance of oil and gas interests.

4.4.          No Reliance. Buyer hereby represents and warrants to Seller that Buyer acknowledges that it has not relied on any oral or written statements, representations, warranties, or assurances from Seller or its officers, directors, employees, agents, or consultants, except those in Article III hereof. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations and covenants of Seller set forth in this Agreement, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets (including, without limitation, environmental due diligence) and the express provisions of this Agreement and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets.

4.5.          Purchase for Investment. Buyer hereby represents and warrants to Seller that Buyer is acquiring the Assets for its own account for the purpose of investment and/or for the accounts of its affiliated parties and not with a view to or for sale in connection with any distribution thereof.

4.6.          Financing. Buyer hereby represents and warrants to Seller that Buyer has, or will have at Closing, sufficient financing to fully satisfy its obligations under this Agreement, including, without limitation, to pay the Purchase Price to Seller, as and when due.

ARTICLE V
COVENANTS

5.1.          Conduct of Business.

(a)    Except with the prior written consent of Buyer (which consent shall not be unreasonably withheld), until the Closing of this Agreement, Seller will not:

(i)    create, authorize or refuse to authorize any AFE on any Well in excess of $50,000.00;

(ii)    enter into any contracts, agreements, leases, licenses, commitments, sale, or purchase orders with respect to the Assets that are performable after Closing, other than in the ordinary course of business;

(iii)    materially modify, change, or amend, or waive, release, grant or transfer any rights under, any Property Agreement;

(iv)    create any burden or encumbrance on the Leases;

(v)    enter into an agreement, contract, commitment or arrangement to any of the foregoing, other than in the ordinary course of business;

(vi)    sell, lease or otherwise dispose of any Assets other than the sale of Hydrocarbons produced from the Assets in the ordinary course of business;

(vii)    waive, release or assign any rights or claims related to the any of the Assets; or

(viii)    resign as the operator of any of the Operated Wells.

(b)    Until Closing of this Agreement, Seller will:

(i)    pay or cause to be paid its proportionate shares of all costs and expenses incurred in connection with the operation of the Assets and Seller will notify Buyer of ongoing activities and obtain Buyer’s consent to major capital expenditures in excess of $50,000.00 per activity conducted on the Assets;

(ii)    operate the Operated Wells in a good and workmanlike manner, in accordance with past practice; and

(iii)    remove the Radio Equipment, if any.

5.2.          Public Announcements. All general notices, releases, statements and communications to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by Seller and Buyer; provided, however, that either Seller or Buyer or their respective affiliates shall be entitled to make a public announcement if it is made (a) in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or the rules or regulations of any stock exchange having jurisdiction over such Party or any of its Affiliates and if it first gives prior written notice to the other Party hereto of its intention to make such public announcement and provides the opportunity to review the content of such disclosure, (b) to Governmental Bodies or any Third Party holding a Preferential Right, Consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such Consents, (c) to such Party’s or its Affiliates’ investors, financing sources, equity owners, advisors or representatives, or in annual, mid-year or quarterly reports or, to the extent such disclosure contains information already existing in the public domain, in any marketing or investor relations materials of such Party or its Affiliates (including by public disclosure if such Party or Affiliate is a public company) or (d) regarding revenues, volumes or reserves attributable to the Properties; provided, that any such disclosure is limited as required to comply with the foregoing and, in any event, does not include disclosure of the Purchase Price.

5.4.          Consents and Preferential Rights. Immediately following the execution of this Agreement, Seller will notify the holders of the consent rights and preferential rights set forth on Schedule 3.2. Seller and Buyer will exercise commercially reasonable efforts to satisfy all of such requirements prior to the Closing.

5.5.          Environmental Matter Notification.

(a)         Until the Closing, Seller shall give prompt notice to Buyer of the occurrence or non-occurrence of any event or condition which came into Seller’s Knowledge and occurred after the date of this Agreement, and which would lead to a reasonable belief that such occurrence or non-occurrence of the event or condition may give rise to an Environmental Liability relating to the Assets, and the remediation (including the cost of any investigations or responses, and fines imposed by any Governmental Authority) of which could reasonably be expected to require the expenditure of more than $75,000.00. Prompt notice shall be made within two (2) business days of Seller’s Knowledge arising as to such event or condition, with such notice being delivered in a form to be received by Buyer within the two (2) day period, followed by additional notification (as necessary) to comply with the notice provisions of this Agreement.

(b)         In the event that notice of such matter is provided by Seller (“Seller’s Environmental Notice”), or in the event that Buyer elects to conduct an environmental assessment to be conducted by a reputable environmental consulting or engineering firm any additional environmental inspection (“Buyer’s Environmental Inspection”) of all or a portion of the Assets performed after the date of this Agreement (but prior to Closing) identifies an event or condition giving rise to an Environmental Liability the remediation (including any fines imposed by a Governmental Authority) of which could reasonably be expected to require the expenditure of more than $75,000, and Buyer is unwilling to accept the Environmental Liability arising from such newly disclosed or identified matter, then Buyer shall provide notice to Seller (“Buyer’s Environmental Notice”) within five (5) business days of identifying or receiving notice of such Environmental Liability (but in all events prior to Closing), of the existence of such Environmental Liability and its unwillingness to accept such condition. If the matter is a result of Buyer’s Environmental Inspection of the Assets between the date of this Agreement and Closing, said notification by Buyer shall include reasonable detail by the environmental engineering firm used to perform such review to describe the Environmental Liability, and to reasonably support that such Environmental Liability was not in existence and had not occurred as of the date the Buyer performed its environmental diligence prior to Closing.

If the parties do not reach mutual agreement prior to Closing as to a Purchase Price adjustment for said Environmental Liability, then at Buyer’s election, Buyer may elect for Seller to, and Seller shall thereupon have the option to take all reasonable actions to attempt to, remediate such Environmental Liability to Buyer’s reasonable satisfaction, or to a condition sufficient to receive a No Further Action letter from the applicable Governmental Authority (if a Governmental Authority has required the remediation). If Seller (i) elects not to remediate such environmental condition or cannot complete all remediation activities prior to the Closing or (ii) the Purchase Price adjustment for an Environmental Liability exceeds the Allocated Value as detailed on the attached Exhibit C for the affected Well, the Allocated Value attributable to the affected Well(s) will be deducted from the Base Purchase Price, and such Well(s) and associated Leasehold will not be conveyed to Buyer at Closing. Seller shall have a period of 90 days after Closing to complete the required level of remediation and upon such remediation there will be a second Closing (to be held 5 days after the parties agree that all remediation obligations above are met) at which Buyer will pay Seller the applicable Purchase Price for the remediated Assets and Seller will assign all such Assets to Buyer using the form of Assignment attached to the Agreement. Any Assets for which the remediation is not completed within said 90 day period shall be considered an Excluded Asset.

5.7.          Notification. Between the Execution Date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if Buyer obtains Knowledge of any breach of any of Seller’s representations or warranties as of the date of this Agreement.

ARTICLE VI
CLOSING

6.         The Closing. The following provisions shall be applicable with respect to the Closing:

(a)    At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Buyer of its obligations pursuant to Section 6(a), Seller shall deliver or cause to be delivered to Buyer, among other things, the following:

(i)    Seller shall fully execute and deliver to Buyer one or more Assignments substantially in the form attached as Exhibit B, in counterpart originals suitable for recording in each jurisdiction in which the Assets are located, conveying to Buyer the interest of Seller in the Assets;

(ii)    Releases of all mortgage and deed of trust liens and all security interests encumbering or affecting the Assets, in recordable form and sufficient counterparts for recording in all applicable jurisdictions (as applicable), duly executed and acknowledged (as applicable);

(iii)    Seller shall deliver to Buyer executed forms promulgated by the Texas Railroad Commission, transferring operatorship of the Operated Wells and Pipelines in which Seller has the right to transfer operatorship;

(iv)    Seller shall deliver to Buyer, at Seller’s offices, such of the Books and Records as are feasible to be delivered at Closing and thereafter deliver the remainder of the Books and Records to Buyer as soon after Closing as is reasonably possible;

(v)    Seller shall execute and deliver to Buyer any and all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer; and

(vi)    Seller and Buyer shall have executed and delivered letters in lieu directing each purchase of Hydrocarbons produced from the Assets to make payment for production after the Effective Date to Buyer.

(b)    At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to section 6 (b), Buyer shall deliver or cause to be delivered to Seller, among other things, the following:

(i)    a wire transfer of the Purchase Price, less the Deposit, in accordance with Section 2.4 (b) in immediately available funds to the accounts designated by Seller no later than one Business Day after Seller’s execution of the definitive transaction documents; and

(ii)    execute and deliver to Seller any and all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

ARTICLE VII
ADDITIONAL COVENANTS

7.1.    Tax Matters.

(a)    Seller shall be responsible, and agrees to hold harmless and indemnify the Buyer Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production prior to the Effective Time, in each case to the extent not taken into account under Section 2.3(b). Buyer shall be responsible, and agrees to hold harmless and indemnify the Seller Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production after the Effective Time, in each case to the extent not taken into account under Section 2.3(a) but including the items described in Section 2.3(b).

(b)    Buyer shall be liable for and shall indemnify Seller for, any sales and use Taxes, conveyance, transfer and recording fees and real estate transfer stamps or Taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit to the applicable Governmental Authority any sales or similar Taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use Taxes are due, Seller shall promptly forward such notice to Buyer for handling.

(c)    The parties agree to cooperate with each other as reasonably required after the Closing Date in connection with audits and other proceedings with respect to any Taxes relating to the Assets.

(d)    Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 7.1 shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

(e)    Notwithstanding anything contained in this Agreement, each party will be solely responsible for its own income and franchise Taxes arising out of or attributable to the Assets and the transactions contemplated by this Agreement.

(f)    Solely for the purposes of this Agreement, Buyer and Seller have allocated the Purchase Price as set forth on Exhibit C, which allocation schedule shall be provided to Seller five Business Days prior to Closing, Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith. Seller, however, makes no representations or warranties as to the accuracy of such values.

7.2.    Consents and Preferential Rights.

(a)    The Parties acknowledge that certain of the consents and preferential rights set forth on Schedule 3.2 will, if Seller attempts to assign the Property Agreements affected by such consents, impair the effectiveness of the Assignment of the Assets or terminate the affected Property Agreement by reason of the attempted assignment (such consents and preferential rights being referred to herein as the “Required Consents”). Seller shall continue to be obligated to use its commercially reasonable efforts to procure all Required Consents set forth on Schedule 3.2 for a period of time ending 180 days following Closing (the “Consent Period”).

(b)    If any Required Consent, other than a preferential right, has not been obtained by Seller at or prior to the Closing, Seller will so notify Buyer and the Assets affected by such Required Consents will not be assigned to Buyer at Closing, and the Base Purchase Price will be reduced by an amount equal to the value attributable to the affected Asset(s), or interest therein, affected by such outstanding Required Consent in accordance with the provisions of Section 2.6.

(c)    If any Required Consent set forth on Schedule 3.2 is not obtained prior to the end of the Consent Period, the affected Asset, or interest therein, will not be assigned to Buyer and neither Seller nor Buyer will have any further obligation under this Agreement with respect to said Asset or interest therein except for Seller’s obligations as to Retained Liabilities; provided, however, that Buyer and Seller may mutually agree to sell and purchase any such excluded Asset or interest therein affected by a Required Consent obtained following the end of the Consent Period. If a Required Consent is obtained during the Consent Period, Buyer will pay Seller the value of the applicable Assets and Seller will assign the applicable portion of the Assets to Buyer at a subsequent closing.

7.3.    Other Party’s Funds. After the Closing, to the extent either Seller or Buyer receives any funds to which the other party is entitled by reason of its accrual before, or after, as applicable, the Effective Time, and the settlement of such funds is not otherwise provided for in this Agreement (as an adjustment on the Preliminary Settlement Statement, for example), the party receiving the funds shall promptly deliver such funds to the appropriate party. If either Seller or Buyer pays any cost or expense that is properly borne by the other party pursuant to this Agreement, and the payment is not otherwise adjusted pursuant to the Preliminary Settlement Statement or the Final Settlement Statement, the party responsible for such cost or expense shall reimburse, within 10 days of the date it receives notice of such payment, the party who made the payment.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

8.1.    Limitation on and Survival of Representations and Warranties.

(a)    Buyer and Seller acknowledge and agree that no representations or warranties have been made by Buyer or Seller in connection with the transactions contemplated by this Agreement, except for those representations and warranties made in Article III and Article IV hereof.

(b)     All representations and warranties of Seller contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall otherwise survive the Closing for a period of six months; provided however, that the representations and warranties contained in Section 3.1, 3.2(a), 3.2 (b), 3.6, 4.1, and 4.2 shall survive the Closing in each case, until the expiration of the applicable statute of limitations period (the “Corporate and Tax Provisions”). All representations and warranties shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the party in breach or against whom indemnification is sought within such period. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period. No party to this Agreement shall be entitled to pursue any remedy for the breach of any representation or warranty to the extent such party was given formal notice of such breach prior to the Closing Date and such party proceeds with the Closing.

8.2.    Indemnification by Seller.

(a)    Subject to the limitations set forth in Sections 8.1 and 8.4, Seller hereby agrees to indemnify and hold Buyer and its employees, officers, directors and affiliates (each a “Buyer Indemnified Party”) harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) imposed upon or incurred by any Buyer Indemnified Party as a result of or in connection with any of the following:

(i)    Subject to the limitations set forth in Sections 8.1 and 8.4, the breach of a representation or warranty made by Seller in this Agreement or in any agreement or instrument executed in connection herewith or pursuant hereto; or

(ii)    the breach of, or default in the performance of, any covenant, agreement or obligation to be performed by Seller, in whatever capacity, pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; and

(iii)    the Retained Liabilities.

(b)    Within thirty (30) days after receipt by a Buyer Indemnified Party of notice of an Action or other event giving rise to a claim by Buyer (a “Buyer Claim”) with respect to which a Buyer Indemnified Party may be entitled to indemnification under this Section 8.2, the party receiving such notice shall notify (the “Buyer Claim Notice”) Seller in writing of the commencement of such Action or the assertion of such Buyer Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Seller. Seller shall have the option, and shall notify the Buyer Indemnified Party in writing within 10 Business Days after the date of the Buyer Claim Notice of their election, either: (A) to participate (at the expense of Seller) in the defense of such Action or Buyer Claim (in which case the defense of such Action or Buyer Claim shall be controlled by the Buyer Indemnified Party) or (B) to take charge of and control the defense of such Action or Buyer Claim (at the expense of Seller). If Seller elects to control the defense, it will not compromise or settle the Action or Buyer Claim if (X) the amount to be paid in settlement exceeds the Maximum Indemnity Amount or (Y) the settlement does not include a provision releasing the Buyer Indemnified Party from all liabilities with respect thereto. If Seller fails to notify the Buyer Indemnified Party of their election within the applicable response period, then Seller shall be deemed to have elected not to control the defense of such Action or Buyer Claim. If Seller elects to control the defense of any Action or Buyer Claim, the Buyer Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Action or Buyer Claim, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party unless: (1) the named parties in such Action or Buyer Claim (including any impleaded parties) include both the Buyer Indemnified Party and the Seller and the Buyer Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Seller, or (2) the Buyer Indemnified Party has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Buyer Claims, the Maximum Indemnity Amount (in which case, Seller shall not have the right to control the defense of such Action or Buyer Claim on behalf of the Buyer Indemnified Party, it being understood, however, that Seller shall not, in connection with such Action or Buyer Claim, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) and that all such fees and expenses shall be reimbursed as they are incurred).

(c)    If Seller does not control the defense of any Action or Buyer Claim, then the Buyer Indemnified Party may settle such Action or Buyer Claim with the prior written consent of Seller (not to be unreasonably withheld).

8.3.    Indemnification by Buyer.

(a)    Subject to the limitations set forth in Sections 8.1 and 8.4, Buyer hereby agrees to indemnify and hold Seller and its employees, officers, managers, members, and affiliates (each a “Seller Indemnified Party”) harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party (any of such Losses by Seller, a “Seller Claim”) as a result of or in connection with any of the following:

(i)    any breach of a representation or warranty made by Buyer in this Agreement or in any agreement or instrument executed in connection herewith or pursuant hereto;

(ii)    the breach of or default in the performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; or

(iii)    the Assumed Liabilities.

(b)    Within 30 days after receipt by a Seller Indemnified Party of notice of the commencement of an Action or other event giving rise to a Seller Claim with respect to which a Seller Indemnified Party may be entitled to indemnification, the party receiving such notice shall notify (the “Seller Claim Notice”) Buyer in writing of the commencement of such Action or the assertion of such Seller Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Buyer. Buyer shall have the option, and shall notify each indemnified party in writing within 10 Business Days after the date of the Seller Claim of its election, either: (A) to participate (at its own expense) in the defense of the Action or Seller Claim (in which case the defense of such Action or Seller Claim shall be controlled by the Seller Indemnified Party) or (B) to take charge of and control defense of such Action or Seller Claim (at its own expense). If Buyer fails to notify the Seller Indemnified Party of its election within the applicable response period, then Buyer shall be deemed to have elected not to control the defense of such Action or Seller Claim. If Buyer elects to control the defense of any Action or Seller Claim, each Seller Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or Seller Claim, but the fees and expenses of such counsel shall be at the expense of the Seller Indemnified Party unless: (1) the named parties in such Action or Seller Claim (including any impleaded parties) include both the Seller Indemnified Party and Buyer and the Seller Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Buyer, or (2) Seller has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Seller Claims, the Maximum Indemnity Amount (in which case, Buyer shall not have the right to assume the defense of such Action or Seller Claim on behalf of the Seller Indemnified Party, it being understood, however, that Buyer shall not, in connection with such Action or Seller Claim be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) and that such fees and expenses shall be reimbursed as they are incurred).

(c)    If Buyer does not control the defense of any Action or Seller Claim, then the Seller Indemnified Party or parties may settle such Action or Seller Claim with the prior written consent of Buyer (not to be unreasonably withheld).

8.4.    Limitation of Liability.

(a)    Notwithstanding the foregoing, (i) Seller shall not be obligated to indemnify the Buyer Indemnified Parties, and Buyer shall not be obligated to indemnify the Seller Indemnified Parties, unless and until the amount of all Losses incurred by Buyer, or by Seller, as the case may be, exceeds $100,000 in which event the party seeking indemnity may recover all Losses incurred in excess of such amount, and (ii) Seller’s maximum liability for Losses under Section 8.2 and Buyer’s maximum liability for Losses under Section 8.3 shall be, in each case, 40% of the Purchase Price (the “Maximum Indemnity Amount”).

(b)    Notwithstanding anything otherwise provided herein, all indemnities set forth in this Article VIII shall terminate upon the earlier of: (1) the expiration date expressly provided for in this Agreement or (2) upon the expiration of the applicable statute of limitations.

(c)    LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE OR OBLIGATED TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR LOST PROFIT OR LOST OPPORTUNITY, AND THIS PROVISION SHALL SURVIVE TERMINATION OF THIS AGREEMENT INDEFINITELY; PROVIDED, HOWEVER, (I) THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING ANY OBLIGATION OF EITHER PARTY UNDER THIS AGREEMENT TO INDEMNIFY THE OTHER PARTY AGAINST CLAIMS ASSERTED BY NON-AFFILIATED THIRD PARTIES; AND (II) THAT NOTHING CONTAINED IN THIS PARAGRAPH SHALL LIMIT A PARTY’S LIABILITY FOR ACTUAL DIRECT DAMAGES, IF ANY, ARISING FROM NON-PERFORMANCE OR BREACH OF THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, A PARTY’S SOLE REMEDY AGAINST THE OTHER PARTY FOR NON-PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER CLAIM OF WHATSOEVER NATURE ARISING OUT OF OR IN RELATION TO THIS AGREEMENT SHALL BE IN CONTRACT AND LIMITED TO ACTUAL DIRECT DAMAGES, AND EACH PARTY EXPRESSLY WAIVES ANY OTHER REMEDY IT MAY HAVE IN LAW OR AT EQUITY, INCLUDING, WITHOUT LIMITATION, ANY REMEDY IN TORT; PROVIDED, HOWEVER, IN NO EVENT DOES ANY PARTY WAIVE ANY RIGHTS TO SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF.

(d)     Non-Recourse. The Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source, of Seller or Buyer, and the foregoing Persons’ respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates, or financing sources (excluding, in each case, Seller and Buyer, and subject to such exclusion, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for any Liabilities of any Party, as applicable, and each Seller and Buyer, as applicable, hereby waives, releases, remises and forever discharges, any liabilities, suits, legal or administrative proceedings or other causes of action whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or the negotiation, performance, and consummation of this Agreement or the other transactions or documents contemplated hereunder or thereunder. Each Non-Recourse Person is expressly intended as a Third-Party beneficiary of this Section 8.4(d).

8.5.    Exclusive Remedy. After the Closing, each Party’ sole and exclusive recourse and remedy against the other Party for any Loss or claim of Losses arising out of or relating to this Agreement shall be expressly limited to this provisions of this Article VIII.

8.6.    Environmental Liabilities. Except as expressly stated herein, Buyer is not relying upon any representation or warranty of Seller as to the environmental condition of the Assets.

8.7.    Disclaimer of Other Warranties.

(a)    The express representations and warranties of the parties contained in this Agreement and the special warranty of title contained in the Assignment are exclusive and are in lieu of all other representations and warranties, express, implied, or statutory. EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (C) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (D) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (F) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (G) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (H) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, (I) THE TITLE TO ANY OF THE ASSETS, (J) THE CONDITION OF THE ASSETS, IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” ‘WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS”; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT SUBJECT TO AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATION AND WARRANTIES CONTAINED HEREIN, THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE PROPERTIES ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(b)    Buyer is aware that the Properties have been used for exploration, development, production, handling, transporting and/or processing of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the premises. Some equipment and sites included in the Properties may contain asbestos, hazardous substances, or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Properties or included in the Properties may contain NORM and other materials or hazardous substances; and NORM‑containing material and other materials or Hazardous Substances may have been buried, come in contact with the soil or water, or otherwise been disposed of on the Properties. Special procedures may be required for the remediation, removal, transportation, or disposal of materials, asbestos, hazardous substances, and NORM from the Properties. The foregoing in this Section 8.7(b) is without prejudice to or limitation on the representations contained in Section 3.12, or Seller’s indemnification in Section 8.2, but subject at all times to limitations on Seller’s liability set forth in Section 8.4.

ARTICLE IX
MISCELLANEOUS

9.1.    Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

9.2.    Expenses.

(a)    Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

(b)    Buyer shall be solely responsible for all filings and recording of assignments and other documents which transfer any of the Assets to Buyer and for all fees connected with such filing or recording. Upon request, Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record any such documents correctly or promptly

9.3.    Governing Law. This Agreement shall be construed and interpreted, and any dispute resolution with respect hereto will be conducted, according to the laws of the State of Texas without regard to the conflicts of law rules thereof.

9.4.    Assignment. Prior to Closing, this Agreement and the respective rights of Seller and Buyer hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party, such consent not to be unreasonably withheld.

9.5.    Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 9.5:

If to Seller:

New Horizon Resources LLC Attn: Ryan Smith - CEO 1616 S. Voss Rd., Suite 725 Houston, Texas 77057 Phone: (346) 509-8734 Email: ryan@usnrg.com

If to Buyer:

Warwick-Artemis, LLC

Attn: Corinne Simon, Legal Department

6608 N. Western Ave #417

Oklahoma City, Oklahoma 73116

Phone: 405-824-5100

Email: cms@warwickinvestmentgroup.com

With copy to:

Warwick-Artemis, LLC

Attn: Leslie Griffin, Director of Land

6608 N. Western Ave #417

Oklahoma City, Oklahoma 73116

Phone: (405) 318-2857

Email: ownerrelations@warwickinvestmentgroup.com

9.6.    Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9.7.    Dispute Resolution. Any action or dispute involving the interpretation or enforcement of this Agreement shall be subject to binding arbitration in accordance with the procedures set forth in Exhibit A hereto.

9.8.    Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, or other understandings or arrangements shall refer to oral as well as written matters.

9.9.    Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

9.10.    No Third-Party Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Seller and Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of Seller and Buyer contained in this Agreement.

9.11.    Further Assurances. The parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to effectively convey, transfer to or vest in Buyer the Assets or to enable Buyer to realize upon or otherwise enjoy any of the Assets or to carry into effect the intent and purposes of the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed as of the Execution Date.

SELLER:

New Horizon Resources LLC

By:	/s/ Ryan Smith
Name:	Ryan Smith
Title:	President and CEO

BUYER:

WARWICK-ARTEMIS, LLC

By:	/s/ Katherine T. Richard
Name:	Katherine T. Richard
Title:	Chief Executive Officer

EXHIBIT A

DISPUTE RESOLUTION PROCEDURES

1.	Arbitration.

(a)

If Buyer or Seller elects to submit any dispute to arbitration as specifically provided in this Exhibit A, then such party shall notify the other party in writing. Within 15 days, Seller and Buyer agree to jointly select an arbitrator. The arbitrator shall be an experienced oil and gas attorney, familiar by training and experience with U.S. oil and gas legal and business matters including titles and oil and gas transactions. This person shall be the sole arbitrator (the “Arbitrator”) to hear and decide all existing disputes regarding this Agreement. The Arbitrator chosen shall be impartial and independent of the parties. If Seller and Buyer are unable to agree on the Arbitrator within the fifteen-day period, upon request by either party, the Referral Firm shall promptly select an Arbitrator with the qualifications set forth in this paragraph.

(b)

Any arbitration hearing, if one is desired by the Arbitrator, shall be held in Houston, Texas, or such other location acceptable to both parties and the Arbitrator. The Arbitrator may elect to conduct the proceeding by written submissions from the Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Arbitrator may desire. The arbitration proceeding, subject only to the terms hereof, shall be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. The decision of the Arbitrator with respect to such remaining disputed matters shall be reduced to writing and binding on the parties. Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the Arbitrator shall be borne one-half by Seller and one-half by Buyer.

(c)	The arbitration shall commence as soon as possible after the Arbitrator is selected in accordance with the provisions of this Exhibit A.

(d)	Any replacement Arbitrator, should one become necessary, shall be selected in accordance with the procedure provided above for the initial selection of an Arbitrator.

(e)

All privileges under state and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

(f)	Except as modified by this Exhibit A, the arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association and the laws of the State of Texas.

2.	Capitalized Terms. Capitalized terms used herein, if not defined herein, will have the meaning given to such term in the Agreement.

EXHIBIT B

Attached to and made part of that certain Purchase and Sale Agreement dated July 9th, 2024 between New Horizon Resources LLC as Seller and Warwick-Artemis, LLC as Buyer.

FORM OF ASSIGNMENT

NOTICE OF CONFIDENTIALITY RIGHTS; IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

This ASSIGNMENT, CONVEYANCE AND BILL OF SALE (“Assignment”) is executed this ____ day of ___________, 2024, and is from, New Horizon Resources, LLC a North Dakota limited liability company, having an address at 1616 S Voss, Suite 725, Houston, Texas, 77057 (referred to herein as “Seller”) to Warwick-Artemis, LLC a Delaware limited liability company (herein called “Buyer”), having an address at 6608 N. Western Ave. #417, Oklahoma City, Oklahoma 73116. Seller and Buyer each may be referred to in this Assignment individually as a “Party” and collectively as the “Parties.”

BACKGROUND

Pursuant to that certain Purchase and Sale Agreement, dated as of July 9, 2024, (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between Seller and Buyer, Seller has agreed to sell, assign, convey, transfer and deliver all of Seller’s right, title and interest in the Assets (as defined below) to Buyer at and as of the Effective Time (as defined below), and Buyer has agreed to purchase and acquire such Assets from Seller, all as more fully described in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
    GRANTING AND RESERVATION CLAUSES; HABENDUM CLAUSE

1.1    Grant. For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, Seller has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign to Buyer, for all purposes at and as of the Effective Time, the Net Revenue Interests and Working Interests shown on Exhibit 1 (collectively, the “Assets”):

(a)    Subject to the reservations set forth in Section 1.2 :

(1)    all right, title and interest in the oil, gas and/or mineral leases and to any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described in Exhibit 1, (individually, a “Lease,” and collectively, “Leases”);

(2)    the oil and gas and other wells listed on Exhibit 2 (collectively, “Wells”);

(3)    the lands associated with and subject to the Leases;

(b)    all of the pooling and unitization agreements, Hydrocarbon purchase and sale contracts, leases, pooling agreements, unitization agreements, permits, rights-of-way, easements, servitudes, licenses, options, surface leases, surface fee interests, orders and other contracts or agreements associated with the Leases and Wells on Exhibit 3 (collectively, “Property Agreements”);

(c)    all of the tangible personal property, fixtures and improvements now and as of the Effective Time (as defined below) on, appurtenant to or used in connection with the Assets or with the production, treatment, storage, sale or disposal of Hydrocarbons, water or other minerals or substances produced from the Leases, including, without limitation, all Wells, wellhead equipment, fixtures, casing and tubing, all production, storage, treating, compression, dehydration, delivering, salt water disposal and other facilities of every kind, character and description, used or usable solely in connection with the production, treatment, storage, delivery, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Assets (collectively, “Personal Property”);

(d)    Hydrocarbons produced from the Leases, Units, and Wells and the accounts and proceeds from the sale thereof to the extent the Hydrocarbons have been produced, or accrued, or is held on the Leases, Units, or Wells or in the tanks from and after the Effective Time (the “Production”);

(e)    any and all leases, right-of-way agreements, easements used or held for use in connection with the operation of the Assets, including associated pipe, valves, gas treating plants and gas processing plants (the “Pipelines”);

(f)    all contracts, agreements and instruments by which the Assets are bound, or to which the Assets are subject, but in each case only to the extent applicable to the Assets and not the Excluded Assets or other properties of Seller or its Affiliates not included in the Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, pre-pooling agreements, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, marketing, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, and further including those agreements and instruments identified on Schedule 1.21 to the Agreement (collectively, “Contracts”), provided that “Contracts” shall exclude the instruments constituting the Leases; and

(g)    all books, records, files or copies thereof, in Seller’s possession relating directly to the Assets, including, without limitation, geological, plats, surveys, maps, cross sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, division of interest records, division orders, lease files, title opinions, abstracts, lease operating statements and all other accounting information, marketing reports, statements, gas balancing information and all other marketing information, all geophysical and seismic records except to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer, but excluding all tax returns (the “Books and Records”).

1.2    Excluded Assets. Seller hereby reserves to itself, and does not assign to Seller, the following:

(a)    any Personal Property, including but not limited to, pipelines, fixtures, tanks, or equipment, located on the Assets that belong to third parties (other than Affiliates of Seller), such as lessors or purchasers of Hydrocarbons;

(b)    any Lease, the transfer of which to Buyer is prohibited by any bona fide third party restriction or legal requirement and of which the necessary consents to transfer are not obtained as contemplated by Section 7.2 of the Agreement;

(c)    all documents of Seller that may be protected by an attorney-client privilege (other than title opinions and related title documents); and

(d)    the Excluded Assets described on Schedule 1.26 to the Agreement.

1.3    Habendum. TO HAVE AND TO HOLD, subject to the terms, exceptions and other provisions herein stated, the Assets unto Buyer and its successors and assigns forever.

1.4    Representations and Warranties. Seller warrants its title to the Assets by, through and under Seller, but not otherwise. Seller also hereby grants and transfers to Buyer, to the extent transferable, the right of full substitution and subrogation to, the benefits of, and the right to enforce, all covenants and warranties which Seller is entitled to enforce with respect to the Assets.

ARTICLE II
MISCELLANEOUS

2.1    Governing Agreement. This Assignment is expressly made subject to the terms and provisions of the Agreement. The delivery of this Assignment shall not affect, enlarge, diminish, or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms, or provisions of the Agreement. In the event of a conflict between the terms and provisions of this Assignment and the terms and provisions of the Agreement, the terms and provisions of this Assignment shall govern and control.

2.2    Assumption of Plugging Obligations. Buyer hereby agrees to assume, and does assume, all of Seller’s obligations to properly plug and abandon the Wells, restore the surface of the lands associated therewith, and otherwise comply with all applicable reclamation requirements, according to the terms of the Leases and the rules and regulations of governmental authorities having jurisdiction.

2.3    Assumption of Other Obligations. This Assignment is made expressly subject to, and Buyer agrees to assume and be bound by and to bear all costs and expenses arising out of, before, on and after the Effective Time, Seller’s share of the following: (a) the Assumed Liabilities (as defined in the Agreement); (b) all terms, covenants, obligations and conditions in instruments and assignments in the chain of title of the Leases; and (c) the environmental condition of the Assets.

2.4    Disclaimer. The Parties agree that to the extent required to be operative, the following disclaimers of certain warranties contained in this paragraph are “conspicuous” disclaimers for the purposes of any applicable law, rule or order, to wit: except as set forth herein or in the Agreement, this Assignment is made and accepted upon the understanding and agreement that the personal property conveyed hereby is sold and assigned and accepted by Buyer AS IS, WHERE IS, in its current condition, without any warranties whatsoever, express, implied or statutory, of marketability, quality, condition, merchantability or fitness for a particular purpose or use, all of which warranties are expressly disclaimed.

2.5    Certain Defined Terms:

(a)    “Effective Time” means 7:00 am, Central Standard Time on April 1, 2024.

(b)    “Hydrocarbons” means the oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons, products refined and manufactured therefrom;

(c)    “Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Leases or production therefrom, that were included in the burdens disclosed to Buyer prior to Closing or in documents filed of record prior to the Effective Time.

(d)    “Net Revenue Interest” means the decimal ownership of the lessee in production from a Lease, after deducting all applicable Lease Burdens.

(e)    “Working Interest” means that interest which bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a decimal.

(f)    Any other capitalized term not otherwise defined in this Assignment shall have the meaning set forth for such term in the Agreement.

2.6    Further Assurances. The Parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to effectively convey, transfer to or vest in Buyer the Assets or to enable Buyer to realize upon or otherwise enjoy any of the Assets or to carry into effect the intent and purposes of the Agreement and this Assignment.

2.7    Successors and Assigns. The provisions of this Assignment shall bind and inure to the benefit of Seller and Buyer and their respective successors and assigns.

2.8    GOVERNING LAW. THIS ASSIGNMENT AND THE LEGAL RELATIONS BETWEEN SELLER AND BUYER HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

2.9    Exhibits. All exhibits and schedules attached hereto are hereby made a part hereof and incorporated herein by this reference. References in such exhibits to instruments on file in the public records are notice of such instruments for all purposes. Unless provided otherwise, all recording references in such exhibits and schedules are to the appropriate records of the counties in which the Assets are located.

2.10    Captions. The captions and article and section numbers in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.

2.11    Counterparts. This Assignment may be executed in one or more originals for recording in multiple counties, but all of which together shall constitute one and the same instrument. Exhibit 1 may be redacted for filing in each county, such that the exhibit filed in any county will describe only those properties in that county.

This Assignment is executed and delivered on the date set forth above, to be effective for all purposes as of the Effective Time.

SELLER

By:
Name:	Ryan Smith
Title:	President and CEO

BUYER

By:
Name:
Title:

[ACKNOWLEDGMENTS ON FOLLOWING PAGE]

Acknowledgments

THE STATE OF TEXAS         §

§

COUNTY OF HARRIS         §

This instrument was acknowledged before me on this ____ day of _______, 2024, by Ryan Smith, the CEO of New Horizon Resources LLC, a North Dakota liability company, on behalf of said company.

Notary Public, State of Texas

THE STATE OF OKLAHOMA         §

§

COUNTY OF OKLAHOMA            §

This instrument was acknowledged before me on this ____ day of _______, 2024, by ______________________, as _________________ of Warwick-Artemis, LLC, on behalf of said company.

Notary Public, State of Oklahoma

EXHIBIT 1

TO ASSIGNMENT, CONVEYANCE AND BILL OF SALE

[See Attached]

EXHIBIT 2

TO ASSIGNMENT, CONVEYANCE AND BILL OF SALE

[See Attached]

EXHIBIT 3

TO ASSIGNMENT, CONVEYANCE AND BILL OF SALE

[See Attached]